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                                  EXHIBIT 14.1

                           CODE OF CONDUCT AND ETHICS
                                       FOR
                        DIRECTORS, OFFICERS AND EMPLOYEES
                      THE MAJOR AUTOMOTIVE COMPANIES, INC.

1.       PURPOSE.

         The Board of Directors (the "Board") of The Major Automotive Companies, Inc. (the "Company") has adopted the following Code of Conduct and Ethics (this "Code") to apply to the Company's directors, officers and employees, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This Code is intended to focus directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, foster a culture of honesty and accountability, deter wrongdoing and promote fair and accurate disclosure and financial reporting.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles.

2.       INTRODUCTION.

         Each director, officer and employee is expected to adhere to a high standard of ethical conduct. The good name of the Company depends on the way directors, officers and employees conduct business and the way the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. Directors, officers and employees are expected to be guided by the following principles in carrying out their responsibilities:

    - Loyalty. Directors, officers and employees should not be, or appear to be, subject to influences, interests or relationships that conflict with the interests of the Company.

    - Compliance with Applicable Laws. Directors, officers and employees are expected to comply with all laws, rules and regulations applicable to the Company's and that individual's activities.

    - Observance of Ethical Standards. Directors, officers and employees must adhere to high ethical standards in the conduct of their duties. These include honesty and fairness.

3.       INTEGRITY OF RECORDS AND PUBLIC REPORTING.

         Directors, officers and employees should promote the accurate and reliable preparation and maintenance of the Company's financial and other records. Diligence in accurately preparing and maintaining the Company's records allows the Company to fulfill its reporting obligations and to provide stockholders, governmental authorities and the general public with full, fair, accurate, timely and understandable disclosure. In this regard, directors, officers and employees (where applicable) should: (a) accurately document and account for transactions on the books and records of the Company; and (b) diligently maintain reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records and other essential data. Senior financial officers also are responsible for establishing and maintaining adequate disclosure controls and procedures and internal controls and procedures, including procedures designed to promote full, fair, accurate, timely and understandable disclosure in reports filed with the Securities and Exchange Commission and other public communications.

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4.       CONFLICT OF INTEREST.

         Directors, officers and employees must avoid any conflicts of interest between themselves and the Company. Specifically, no director, officer and employee shall make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest with the Company unless such person makes full disclosure of all facts and circumstances to, and obtains the prior written approval of the Board.

5.       CORPORATE OPPORTUNITIES.

         Directors, officers and employees are prohibited from: (a) taking for themselves personally opportunities related to the Company's business; (b) using the Company's property, information, or position for personal gain; or (c) competing with the Company for business opportunities.

6.       CONFIDENTIALITY.

         Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its business, customers or suppliers, that comes to them, from whatever source, except when disclosure is authorized or legally mandated. For purposes of this Code, "confidential information" includes all non-public information relating to the Company, its business, customers, suppliers or employees.

7.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

         Directors, officers and employees shall comply with all laws, rules and regulations applicable to the Company, including insider trading laws. Transactions in Company securities are governed by the Company's insider trading policy and the federal securities laws.

8.       COMPLIANCE WITH CODE OF CONDUCT.

         If you know of or suspect a violation of applicable laws, rules or regulations or this Code, you must immediately report that information to any of
(i) the General Counsel or (ii) any member of the Board. No one will be subject to retaliation because of a good faith report of a suspected violation. Violations of this Code may result in disciplinary action, up to and including discharge. The Board shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

9.       ADDITIONAL CONSIDERATIONS WITH RESPECT TO DEALERSHIP OPERATIONS.

ADVERTISING

         The dealerships are committed to advertising their products and services in a clear, conspicuous and accurate manner that fully comply with applicable legal requirements. This includes disclosing credit terms in accordance with the federal Truth in Lending Act and consistent with state and local law.

FINANCIAL SERVICES

        At the dealerships, the finance and insurance professionals will at all times:

    - Disclose fully to customers the costs, terms, and contractual obligations of credit and lease transactions;

    - Documents will be written in a simple, plain, and unambiguous manner to the extent permitted by federal and state law;

    - Offer optional insurance or other optional products in a clear and informative manner;

    - Any purchase of such a product must reflect a voluntary choice by the consumer; and

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    -    Advertise financial services products in a clear and non-deceptive manner.

SALES

At the dealerships, the sales professionals will at all times:

    - Embrace the spirit and the letter of the law governing the retail sales of new and used vehicles.

    -    Be honest and truthful when dealing with customers;

    - Have a thorough knowledge of the product and be able to apply that knowledge to help satisfy the transportation needs of the customers;

    - Provide each customer with a thorough and clear explanation of the steps involved in the purchase or lease of a vehicle and follow those steps diligently;

    -    Always treat each customer in a professional manner;

    - Be responsible for the prompt performance of post-sale administrative and delivery procedures; and

    - Represent the dealerships and the automobile industry in a professional manner.

SERVICE

At the dealerships, the service professionals will at all times:

    -    Perform high quality repair service at a fair and competitive price;
         and

    -    Employ trained and skilled technicians; and

    - Furnish an itemized invoice for parts and services that clearly identifies any used or remanufactured parts;

    -    Replaced parts may be inspected upon request;

    -    Have a sense of personal obligation to each customer;

    - When appropriate, recommend corrective and maintenance services, explaining to the customer which of these are required to correct existing problems and which are for preventive maintenance;

    - Provide each customer a price estimate for work to be performed, upon request, or as required by law;

    -    Make available copies of any warranties covering parts or services;

    -    Obtain prior authorization for all work done;

    - Notify the customer if appointments or completion promises cannot be kept;

    -    Maintain customer service records as required by law;

    - Exercise reasonable care for the customer's property while in the dealerships' possession; Maintain a system to provide for a prompt response to all customer complaints; and

    -    Uphold the highest standards of service in our profession.

10.      WAIVERS.

         Any waivers of this Code must be approved by the Board.

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